UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

VERA BRADLEY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2208 Production Road

Fort Wayne, Indiana 46808

April 23, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Vera Bradley, Inc., to be held at 11:00 A.M., Eastern Time, on May 24, 2012 at our offices located at 11222 Stonebridge Road, Roanoke, Indiana 46783.

The attached Notice of 2012 Annual Meeting of Shareholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to read carefully each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person, if you subsequently choose to attend the meeting.

Thank you for your continued support of Vera Bradley.

Sincerely,

Michael C. Ray

Chief Executive Officer

2208 Production Road

Fort Wayne, Indiana 46808

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2012

The Annual Meeting of Shareholders of Vera Bradley, Inc. will be held at our offices located at 11222 Stonebridge Road, Roanoke, Indiana 46783 on Wednesday, May 24, 2012 at 11:00 A.M., Eastern Time, for the following purposes:

1.	To elect three Class II directors to the Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013; and

3.	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

You are entitled to vote at the Annual Meeting and at any adjournments or postponements of the meeting if you were a shareholder at the close of business on April 11, 2012.

Please submit your proxy card as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

By Order of the Board of Directors,

Anastacia S. Knapper

Secretary

April 23, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 24, 2012: This Notice of Annual Meeting and Proxy Statement and our Fiscal 2012 Annual Report are available in the “Investor Relations” section of our website at www.verabradley.com.

VERA BRADLEY, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Q.	Why am I receiving these materials?

A.	We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Vera Bradley, Inc. (the “Company” or “Vera Bradley”), of proxies to be voted at the Company’s 2012 Annual Meeting of Shareholders and at any adjournments or postponements of the meeting. The Annual Meeting will be held on May 24, 2012 beginning at 11:00 A.M., Eastern Time, at the Company’s offices located at 11222 Stonebridge Road, Roanoke, Indiana 46783. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to shareholders starting on April 23, 2012.

Q.	What proposals will be voted on at the Annual Meeting?

A.	Two proposals are scheduled to be voted on at the Annual Meeting:

•	The election of three Class II directors to the Board of Directors; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal 2013.

Our Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of your instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

Q.	What are the Board of Directors’ voting recommendations?

A.	The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the Class II director nominees to the Board of Directors; and

•	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2013.

Q.	Who is entitled to vote?

A.	Only holders of record of our common shares at the close of business on April 11, 2012 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting, or any postponements and adjournments thereof. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares; otherwise, your broker, bank or other nominee will vote for you pursuant to voting instructions provided by you. On the Record Date, 40,531,771 common shares were issued and outstanding. Each common share is entitled to one vote on each matter presented at the Annual Meeting.

Q.	What do I need to do now?

A.

Please carefully consider the information in this Proxy Statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the proxy card or, for shares held by your broker, on the voting instruction card that your broker provides to you. Alternatively, you may attend the Annual Meeting and vote your shares in person, in which case, only your in-person votes will count. Remember that you will need to obtain a legal proxy from your bank, broker or nominee if your shares are held in “street name” and you wish to vote in person at the Annual Meeting.

Q.	Do I need to attend the meeting?

A.	No. You may authorize your shares to be voted by following the instructions on the proxy card or, for shares held by your broker, on the voting instruction card that your broker provides to you.

Q.	If I wish to attend the meeting, what identification must I show to attend?

A.	All shareholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

•

If your shares are held through a broker or other financial institution (known as “street name”), you will need to bring either (1) a letter from your broker stating that you held the Company’s shares through that institution as of the Record Date, or (2) a copy of the notice of Annual Meeting document you received in the mail.

•

If you are a registered shareholder (meaning, your shares are held directly with the Company’s transfer agent) whose shares are registered in your own name, you do not need anything additional, because we can check your name against the list of registered shareholders at the door.

Shareholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that for security reasons, we cannot admit to the meeting people who lack the proper identification.

Q.	How do I vote shares that are held by my broker?

A.	If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q.	What is the quorum requirement for the Annual Meeting?

A.	A quorum is necessary for the Company’s shareholders to conduct business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q.	What is the voting requirement to approve each of the proposals?

A.	Three Class II directors have been nominated for election at the Annual Meeting. Class II directors will be elected by a plurality of the votes properly cast in the election of directors at the Annual Meeting. This means that the three nominees who receive the largest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The proposal to ratify the appointment of our independent registered public accounting firm will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.	Who will count the vote?

A.	A representative of Broadridge Financial Solutions, Inc., the Company’s mailing agent, will tabulate the votes. Anastacia S. Knapper, the Company’s Secretary will act as the inspector of election.

Q.	What if I abstain? How are broker non-votes counted?

A.	Your broker will NOT be able to vote your shares with respect to the election of directors or the ratification of the appointment of our independent registered public accounting firm, if you have not provided directions to your broker. We strongly encourage you to vote your shares and exercise your right to vote as a shareholder.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will generally have no effect on either of the proposals, because they are not considered votes cast.

Q.	Can I revoke my proxy or change my vote?

A.	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.

Please note that your attendance in person at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If your shares are held in street name, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Q.	Who will bear the cost of soliciting votes for the Annual Meeting?

A.	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may reimburse brokerage firms and other persons representing beneficial owners of our common shares for their expenses in forwarding solicitation material to such beneficial owners.

Q.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A.

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, the Company is delivering a single copy of this Proxy Statement to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy of this Proxy Statement, or a separate copy of future proxy statements, shareholders may write or call Broadridge Financial Solutions, Inc. at the following address and telephone number: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or 1-800-542-1061. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Q.	Can I access the Company’s proxy materials and Annual Report electronically?

A.	This Proxy Statement and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as filed with the SEC, are available to shareholders free of charge in the “Investor Relations” section of the Company’s website at www.verabradley.com or by writing to Vera Bradley, Inc., 2208 Production Road, Fort Wayne, Indiana 46808.

Q.	Where can I find the voting results of the Annual Meeting?

A.	The Company will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON BY VERA BRADLEY’S SHAREHOLDERS

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

We have a classified Board of Directors consisting of four Class I directors, three Class II directors, and four Class III directors, who will serve until the annual meetings of shareholders to be held in 2014, 2012 and 2013, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of shareholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting.

The term of the Class II directors will expire at the upcoming Annual Meeting. Accordingly, three people are to be elected to serve as Class II directors of the Board at the Annual Meeting. Our Nominating and Corporate Governance Committee has nominated for election by the shareholders to the Class II positions, Robert J. Hall, P. Michael Miller and Edward M. Schmults, the current Class II members of the Board. If elected, Messrs. Hall, Miller and Schmults will serve as Class II directors until our annual meeting of shareholders in 2015 and until their successors are duly elected and qualified.

The Board of Directors has no reason to believe that any of Messrs. Hall, Miller or Schmults will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of Messrs. Hall, Miller and Schmults.

Background information on each of the directors, including the director nominees, appears below.

If a quorum is present and voting, the three nominees for Class II directors receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will have no effect on the vote.

Nominees for Election as Class II Directors at the 2012 Annual Meeting

Robert J. Hall, age 53, Chairman of the Board of Directors

Robert J. Hall has served as a director since 2007 and as Chairman of the Board since September 2010. Mr. Hall currently is the principal of Andesite Holdings, a private investment firm that he founded in 2007. Prior to founding Andesite Holdings, Mr. Hall served as an Executive Director for UBS Financial Services from 2000 to 2007. From 1995 to 2000, he served as a Senior Vice President for Paine Webber in Philadelphia, Pennsylvania. Mr. Hall serves as a director of Thomas Raymond & Co., a manufacturer of men’s handcrafted footwear, New World Stoneworks LLC, a retailer of stone products, and KodaBow Inc., a manufacturer and retailer of sporting goods. Mr. Hall also serves as the Chairman of the Board of the Mid-Atlantic region of Teach for America.

Mr. Hall provides our Board of Directors with insight and perspective on general strategic and financial matters, stemming from his extensive experience in investment banking, investment management, financial planning, and private placements.

P. Michael Miller, age 74, Director

P. Michael Miller has served as a director since 1990. From 1990 through June 2010, he also served as our Secretary and Treasurer. Mr. Miller is a senior partner in the law firm of Hunt Suedhoff Kalamaros LLP. He has been a partner with the firm since 1997. Mr. Miller also serves as a director of the Vera Bradley Foundation for Breast Cancer.

Mr. Miller has been involved with Vera Bradley since its inception and brings to our Board of Directors a broad array of institutional knowledge and historical perspective. Mr. Miller also provides insight and guidance on legal and business matters, stemming from his experience as a practicing attorney.

Edward M. Schmults, age 49, Director

Edward M. Schmults has served as a director since September 2010. Mr. Schmults currently serves as the Chief Executive Officer of Wild Things, LLC, a private company that provides technical apparel, packs and bags to the U.S. military, federal and state law enforcement agencies and the consumer market. Mr. Schmults has served as the Chief Executive Officer of Wild Things, LLC since 2009. From 2005 to 2009, Mr. Schmults served as the Chief Executive Officer of FAO Schwarz, a toy retailer. Prior to joining FAO Schwarz, he was employed at RedEnvelope, Inc., a catalog and internet retailer of affordable luxury goods, where he started as Senior Vice President of Operations in 2004 and was promoted to Chief Operating Officer in 2005. Mr. Schmults was a consultant in the Entrepreneur-in-Residence program at Benchmark Capital in London in 2003. From 2000 to 2003, he served as President of Global Sales for Freeborders, an enterprise software company. From 1997 to 2000, he served as President of Moonstone Mountain Equipment, an outdoor equipment company. Prior to joining Moonstone Mountain Equipment, Mr. Schmults held various positions at Patagonia, Inc., a high-end outdoor clothing company, from 1990 to 1997. Mr. Schmults previously served on the board of directors of Recreational Equipment, Inc. (REI), a retailer of outdoor clothing and equipment, from 2007 to 2010. He currently serves on the Board of Trustees of the National Outdoor Leadership School and is a member of the National Council of the American Prairie Foundation.

Mr. Schmults brings to our Board of Directors over 20 years of experience in branded consumer products, direct-to-consumer sales, finance, information technology, and socially responsible business practices.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE FOREGOING NOMINEES

TO THE BOARD OF DIRECTORS.

Directors Continuing in Office

Class I Directors Serving until the 2014 Annual Meeting

Michael C. Ray, age 51, Chief Executive Officer and Director

Michael C. Ray has served as our Chief Executive Officer since 2007 and as a director since June 2010. From 2004 to 2007, Mr. Ray served as our Executive Vice President of Sales and Marketing. From 1999 to 2004, he served as our National Sales Director. Mr. Ray joined Vera Bradley in 1998 as Director of Finance and served us in that capacity until being promoted to National Sales Director in 1999. He is a board member of the Riley Children’s Foundation in Indianapolis, Indiana.

Mr. Ray has been instrumental in our growth and the development and execution of our long-term strategic plans. He provides our Board of Directors with an in-depth knowledge of our products, industry, challenges, and opportunities, and he communicates management’s perspective on important matters.

Stephen J. Hackman, age 52, Director

Stephen J. Hackman has served as a director since October 2011. Mr. Hackman has been a partner at Ice Miller LLP, a regional law firm based in Indianapolis, Indiana, since 1991 and joined the firm in 1984. His practice concentration is in federal and state securities law, mergers and acquisitions and corporate finance. A significant portion is devoted to advising public companies regarding matters of corporate governance, legal and regulatory compliance, risk management and growth strategies. He serves on the board of directors of Visionary

Enterprises, Inc., a developer, owner and operator of ambulatory surgery centers, the board of trustees of Marian University, and the Business Law Advisory Board for the Indiana University School of Law — Bloomington.

Mr. Hackman brings to the Board of Directors an in-depth knowledge of, and experience handling, corporate governance, legal and regulatory issues commonly faced by public companies. These competences strengthen the Board’s collective qualifications, skills and experiences.

John E. Kyees, age 65, Director

John E. Kyees has served as a director since April 2010. Mr. Kyees recently retired in 2010 after serving as the Chief Investor Relations Officer of Urban Outfitters, Inc. Mr. Kyees also served as Chief Financial Officer of Urban Outfitters, Inc. from 2003 to 2010. Mr. Kyees formerly held the position of Chief Financial Officer and Chief Administrative Officer for bebe stores, Inc., a retail chain headquartered in San Francisco, California, from 2002 to 2003. Prior to joining bebe, Mr. Kyees served as Chief Financial Officer for Skinmarket, a startup teenage cosmetic retailer, from 2000 to 2002. Mr. Kyees was also Chief Financial Officer for HC Holdings from 1997 to 2000. HC Holdings filed a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code in 2000. From May 1997 to December 1997, he was Chief Financial Officer for Ashley Stewart, and from 1984 to 1997, Mr. Kyees was Chief Financial Officer for Express, which was a division of The Limited Brands, Inc. Mr. Kyees is currently a director and member of the Audit Committee of Casual Male Retail Group, Inc., a publicly traded specialty retailer of men’s clothing; a director and member of the audit committee, compensation committee and nominating and corporate governance committee of Teavana Holdings, Inc, a specialty retailer of premium loose-leaf teas, teawares, and other tea-related merchandise; and a director and member of the audit committee of Hot Topic, Inc., a mall and web-based specialty retailer of apparel, accessories, music and gift items.

Mr. Kyees brings to our Board of Directors over 40 years of experience in the consumer products retail and manufacturing industries. He has over 30 years of experience as a chief financial officer and nine years serving in that role for a public company. Institutional Investor magazine selected Mr. Kyees as a top specialty retail chief financial officer on five separate occasions, evidencing his strong skills in corporate finance, strategic, and accounting matters.

Matthew McEvoy, age 50, Director

Matthew McEvoy is Senior Vice President of Strategy and New Business Development at Burberry Group plc. Prior to joining Burberry in 2002, Mr. McEvoy worked for nearly fifteen years at Goldman Sachs, where he held positions of increasing responsibility, including Vice President of the Retail and Apparel Focus Group from 1993 to 2001. Mr. McEvoy is a graduate of Harvard Business School and Harvard College.

Mr. McEvoy brings to the Board of Directors extensive experience in retail operations and strategic planning, years of experience as a Senior Vice President of an international retail public company, and a proven track record of driving international growth and expansion.

Class III Directors Serving until the 2013 Annual Meeting

Barbara Bradley Baekgaard, age 73, Co-Founder, Chief Creative Officer and Director

Barbara Bradley Baekgaard co-founded Vera Bradley in 1982 and has served as a director since then. From 1982 through June 2010, she also served as Co-President. From the outset, Ms. Bradley Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning, and the design and visual merchandising of our stores. In May 2010, she was appointed Chief Creative Officer. She currently serves as a board member of the Indiana University Cancer Center Development and the Vera Bradley Foundation for Breast Cancer. Ms. Bradley Baekgaard’s most recent personal awards include the 2007 Country Living Entrepreneur Award and the 2006 Gifts and Decorative Accessories Industry Achievement Award.

As Co-Founder of Vera Bradley, Ms. Bradley Baekgaard serves a key leadership role on our Board of Directors and provides the Board with a broad array of institutional knowledge and historical perspective as well as an in-depth knowledge of business strategy, branding, product development, and store design.

Patricia R. Miller, age 73, Co-Founder, National Spokesperson and Director

Patricia R. Miller co-founded Vera Bradley in 1982 and has served as a director since then. From 1982 through June 2010, she also served as Co-President. From the outset, Ms. Miller has provided leadership and strategic direction to the business, guiding the development of our operations and supply chain infrastructure and the growth of our employee base. Ms. Miller has also regularly provided a face for Vera Bradley. In June 2010, she was appointed National Spokesperson for the Company where she has continued to promote our brand. Ms. Miller served as the first Secretary of Commerce for the State of Indiana and the Chief Executive Officer of the Indiana Economic Development Corporation from 2005 to 2006. Her most recent personal awards include the Ball State University Indiana Women of Achievement Award for Entrepreneurship in 2006 and the Indiana Historical Society Indiana Living Legend Award in 2008. Ms. Miller serves as a director for the Indiana University Foundation and for the Vera Bradley Foundation for Breast Cancer.

As Co-Founder of Vera Bradley, Ms. Miller brings to our Board of Directors a broad array of institutional knowledge and historical perspective. Ms. Miller also provides insight and perspective on general strategic and business matters, stemming from her executive and finance experience as Secretary of Commerce for the State of Indiana and as Chief Executive Officer of the Indiana Economic Development Corporation.

Richard Baum, age 65, Director

Richard Baum has served as a director since October 2011. Mr. Baum is the managing partner of Consumer Growth Partners, a private equity firm with an exclusive investment focus on specialty retail and branded consumer products companies, which he helped to found in 2005. Prior to the founding of Consumer Growth Partners, Mr. Baum spent more than a decade serving in various equity research roles with Credit Suisse, Goldman Sachs and Sanford Bernstein. During this time, he was consistently ranked as one of Wall Street’s top specialty retail analysts. He also has extensive experience in retail operations, merchandising and strategic planning. Mr. Baum holds a J.D. Degree from Harvard Law School and a B.A. in Economics from the University of Michigan.

Mr. Baum brings to the Board of Directors particular knowledge and experience in finance and capital structure, strategic planning, consumer brand strategy and retail merchandising.

Frances P. Philip, age 54, Director

Frances P. Philip has served as a director since May 2011. From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, including Chief Merchandising Officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog, Calyx & Corolla, and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma, and The Gap. Ms. Philip is a graduate of Harvard Business School and also serves on the boards of A.T. Cross Company, a designer and marketer of branded personal and business accessories; Crane & Co., Inc., a manufacturer of US currency paper and fine cotton papers used for business and personalized stationery; and the Coastal Humane Society.

Ms. Philip brings to our Board of Directors extensive experience in product design and development, multi-channel merchandising and the retail and consumer products industry.

Family Relationships

Several members of our Board of Directors and our management team are related to one another. P. Michael Miller is the husband of Patricia R. Miller. Robert J. Hall and Michael C. Ray are sons-in-law of Barbara Bradley Baekgaard. Accordingly, Robert J. Hall and Michael C. Ray are brothers-in-law.

Board of Directors Qualifications

We believe that our Board of Directors as a whole should encompass a range of talent, skill, diversity, and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, candidates are reviewed in the context of the current composition of our Board of Directors and the evolving needs of our business. Our Board of Directors identifies candidates for election to the Board of Directors and reviews their skills, characteristics and experience.

Our Board of Directors seeks directors with strong reputations and experience in areas relevant to the strategy and operations of our business, particularly industries and growth segments that we serve. We believe each of our current directors has experience that meets this objective. We believe that our Board of Directors collectively has experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development.

Our Board of Directors also believes that each of our current directors has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on our Board of Directors.

Board Independence

Our Board of Directors has determined that Barbara Bradley Baekgaard, Patricia R. Miller, P. Michael Miller, Robert J. Hall and Michael C. Ray are not independent under the listing standards of The NASDAQ Stock Market. See “Certain Relationships and Related Party Transactions” for a description of such relationships. Our Board of Directors has affirmatively determined that Richard Baum, Stephen J. Hackman, John E. Kyees, Matthew McEvoy, Frances P. Philip and Edward M. Schmults satisfy the independence requirements of The NASDAQ Stock Market standards for service on our Board of Directors and each of its committees.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has affirmatively determined that all members of these committees satisfy the independence requirements of The NASDAQ Stock Market.

Audit Committee. Our Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, our Audit Committee has the authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Our Audit Committee also reviews the fairness of related party transactions in accordance with the rules of The NASDAQ Stock Market.

Our Audit Committee consists of John E. Kyees, Richard Baum and Matthew McEvoy, with John E. Kyees serving as chairman. As determined by our Board of Directors, John E. Kyees is an Audit Committee financial expert under SEC rules implementing the Sarbanes-Oxley Act of 2002. Our Audit Committee charter is available on our corporate website at www.verabradley.com. Our website is not part of this Proxy Statement.

Compensation Committee. Our Compensation Committee reviews and recommends to our Chief Executive Officer and the Board of Directors policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has the authority to administer our 2010 Equity and Incentive Plan and advise and consult with our officers regarding managerial personnel policies.

Our Compensation Committee consists of Edward M. Schmults, John E. Kyees and Frances P. Philip, with Edward M. Schmults serving as chairman. Our Compensation Committee charter is available on our corporate website at www.verabradley.com. Our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee assists the Board of Directors with its responsibilities regarding the identification of individuals qualified to become directors, the selection of the director nominees for the next annual meeting of shareholders and the selection of director candidates to fill any vacancies on the Board of Directors. It also reviews and makes recommendations to the Board regarding the preparation and review of, and compliance with, corporate governance policies and reviews and makes recommendations to the Board regarding succession planning for the Chief Executive Officer and tenure and retirement policies for directors.

Our Nominating and Corporate Governance Committee consists of Frances P. Philip, Richard Baum, Stephen J. Hackman, and Edward M. Schmults, with Frances P. Philip serving as chairman. Our Nominating and Corporate Governance Committee charter is available on our corporate website at www.verabradley.com. Our website is not part of this Proxy Statement.

Director Nominations

The Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, shareholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee recommends the candidate to the Board. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once the Nominating and Corporate Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our Board, the Nominating and Corporate Governance Committee then considers the extent to which the membership of the candidate on the Board would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a variety of substantive matters pertaining to our business. However, the Board does not believe the subjective and varying nature of this nomination process lends itself to a formal policy or fixed rules with respect to the diversity of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will evaluate director candidates in light of several factors, including the general criteria set forth above. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an annual meeting of shareholders must do so in accordance with the procedures set forth in

“Requirements, Including Deadlines, For Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders” section of this Proxy Statement and in compliance with our bylaws. To date, the Nominating and Corporate Governance Committee has not received a director nomination from a shareholder.

Meeting Attendance

Our Board of Directors held 12 meetings during fiscal 2012. Each of the standing committees of the Board of Directors held the number of meetings indicated below. During fiscal 2012, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board of which such director was a member held during the period in which such director served, except that Ms. Philip was unable to attend the first two meetings of the Board of Directors held immediately after her election due to the fact that these meetings were scheduled prior to her election. Directors are encouraged to attend our annual meetings of shareholders, and five directors out of eight directors serving at that time attended the shareholders meeting held on June 22, 2011.

The following table sets forth the three standing committees of the Board of Directors and the number of meetings held by each committee during fiscal 2012:

Audit	Compensation	Nominating and Corporate Governance
14	8	4

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of January 28, 2012 were Edward M. Schmults, John E. Kyees and Frances P. Philip. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, and none of the Company’s executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Fiscal 2012 Director Compensation

The following table summarizes compensation that our directors earned during fiscal 2012 for services as members of our Board of Directors.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(3)	Total
Richard Baum	$17,133	—	$17,133
Stephen J. Hackman	14,133	—	14,133
Robert J. Hall	97,498	$50,000	147,498
John E. Kyees	81,832	50,000	131,832
Matthew McEvoy	29,000	50,000	79,000
Patricia R. Miller(2)	—	50,000	50,000
P. Michael Miller	61,999	50,000	111,999
Frances P. Philip	38,767	50,000	88,767
Edward M. Schmults	79,000	50,000	129,000

(1)	We did not pay our employee directors, Mr. Ray and Ms. Bradley Baekgaard, any compensation for their services on our Board of Directors in fiscal 2012.
(2)	Although Ms. Miller serves as the National Spokesperson, her position is part-time. For that reason, the Compensation Committee determined that Ms. Miller should receive restricted stock units in exchange for her service as a director.
(3)	Represents the aggregate grant date fair value of restricted stock awarded during the fiscal year. Additional information regarding the calculation of these values is included in Notes 2 and 10 to our consolidated financial statements.

Summary of Director Compensation

In fiscal 2011, our outside compensation consultant reviewed our cash compensation for non-employee directors. In reviewing total compensation for our non-employee directors, our consultant evaluated the cash compensation programs and long-term equity incentive programs for non-employee directors of comparable companies. All directors other than Mr. Ray, Ms. Baekgaard and Ms. Miller participate in our non-employee director compensation program. In addition, although Ms. Miller serves as the National Spokesperson, her position is part-time. For that reason, the Compensation Committee determined that Ms. Miller should receive restricted stock units in exchange for her service as a director.

Under our cash compensation program, we pay each of our non-employee directors a cash retainer of $34,000 annually, a per meeting fee of $2,000 for both Board and committee meetings and $500 for telephonic meetings. In addition, we pay our Audit Committee chair an additional retainer of $8,750 and each of our other committee chairs an additional retainer of $5,000. We pay the chairperson of our Board of Directors an additional $40,000 retainer. All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

We also pay each of our non-employee directors, as well as Ms. Miller, an annual equity grant with a value of $50,000. On March 29, 2011, our Compensation Committee granted 1,209 restricted stock units to each of our non-employee directors and Ms. Miller. These restricted stock units vest and settle in our common shares, on a one-for-one basis, in equal installments on each of the first three anniversaries of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the death or disability of the director and upon the occurrence of a change in control of the Company, as defined in the agreement.

Limitation of Liability and Indemnification of Directors and Officers

Our second amended and restated articles of incorporation provide for indemnification, to the fullest extent permitted by the Indiana Business Corporation Law, as amended (the “IBCL”), of our directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings to which the directors or officers are made a party by reason of their relationship to the Company. Our second amended and restated articles of incorporation and amended and restated bylaws also provide for indemnification of our directors and officers where they have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and in the case of criminal proceedings, they had reasonable cause to believe the action was lawful or they had no reasonable cause to believe the action was unlawful. We have obtained insurance that insures our directors and officers against specified losses.

In addition, we have entered into separate indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that were actually and reasonably incurred or suffered by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.

Board Leadership Structure

Our Board of Directors believes that one of its most important functions is to protect shareholders’ interests through independent oversight of management, including the Chief Executive Officer. However, the Board of Directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board of Directors and Chief Executive Officer. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for us, based on the particular circumstances facing us from time to time. Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer are held by separate persons because the Board of Directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its shareholders at this point in time.

In addition, the independent directors have appointed John E. Kyees, Chairman of the Company’s Audit Committee, to serve as Lead Independent Director. The Lead Independent Director, among other things, chairs executive sessions of the independent directors, serves as a spokesperson for the independent directors and serves as a liaison between the Company’s other independent directors and the Company’s management, auditors and counsel between Board meetings. The Board believes this structure allows all of the independent directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board of Directors has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board of Directors’ oversight responsibilities. Further, the Board of Directors believes that these responsibilities appropriately and effectively complement our Chairman of the Board and Chief Executive Officer structure.

Communications with Directors

Shareholders may communicate with our directors by transmitting correspondence to our investor relations desk via the internet at investors.verabradley.com/contactBoard.cfm or to our Secretary at:

Secretary and General Counsel

c/o Vera Bradley, Inc.

5620 Industrial Road

Fort Wayne, Indiana 46825

The Secretary will, as appropriate, forward communications to the Board of Directors or to any individual director, directors, or committee to whom the communication is directed.

Code of Ethics

We have adopted a code of ethics, our Conflict of Interest and Business Ethics Policy, applicable to all directors, officers, employees, representatives, agents, and consultants of the Company. In addition to being subject to the Conflict of Interest and Business Ethics Policy, our Chief Executive Officer, Executive Vice President — Chief Financial and Administrative Officer, Treasurer, and Corporate Controller are also subject to our Code of Ethics for Senior Financial Officers. Both our Conflict of Interest and Business Ethics Policy and our Code of Ethics for Senior Financial Officers are available on our website, www.verabradley.com, under “Investor Relations, Corporate Governance.” Any amendment to, or waiver from, a provision of our Conflict of Interest and Business Ethics Policy or Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions and that relates to any element of the Policy or the Code enumerated in paragraph (b) of Item 406 of Regulation S-K shall be disclosed by posting such information on our website.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the Board of Directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the Company’s assets and business. While the Board of Directors has the ultimate oversight responsibility for the risk management process, it has delegated to the Audit Committee the initial responsibility of overseeing the Company’s risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as part of the day-to-day operations of the Company, and to design internal control systems with a view to identifying and managing material risks.

On a periodic basis (not less than quarterly), the Audit Committee reviews and discusses with our management, the Company’s significant financial risk exposure and the steps that management has taken to monitor, control and report such risks. In addition, the Audit Committee regularly evaluates the Company’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control and report such risks. The Audit Committee reports its activities to the full Board of Directors on a regular basis (not less than annually) and in that regard makes such recommendations to the Board of Directors with respect to risk assessment and management as it may deem necessary and appropriate.

Audit Committee Report

Management is responsible for the preparation, presentation and integrity of Vera Bradley’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers, LLP, or PwC, is responsible for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of the Company’s controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also responsible for selecting and evaluating the independence of the Company’s independent registered public accounting firm and for pre-approving the services rendered by that firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Vera Bradley’s audited consolidated financial statements for the fiscal year ended January 28, 2012;

2.	The Audit Committee has discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.	The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and

4.	The Audit Committee has considered whether the provision by PwC of non-audit services to Vera Bradley is compatible with maintaining PwC’s independence.

Based on these procedures and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements referred to above be included in Vera Bradley’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

John E. Kyees, Chairman

Richard Baum

Matthew McEvoy

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

Proposal

The Audit Committee has selected PwC as our independent registered public accounting firm to audit the consolidated financial statements of Vera Bradley for the fiscal year ending February 2, 2013. The Audit Committee and the Board of Directors seek to have the shareholders ratify the Audit Committee’s appointment of PwC, which has served as Vera Bradley’s independent registered public accounting firm since 2006. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Vera Bradley for the fiscal years ended January 28, 2012 and January 29, 2011 by PwC:

	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$614,000	$1,995,545
Audit-Related Fees(2)	14,500	14,000
Tax Fees	—	—
All Other Fees(3)	5,550	13,443

Total	$634,050	$2,022,988

(1)	Audit Fees for fiscal 2012 and fiscal 2011 consist of fees for professional services rendered by PwC in connection with our integrated audit of the consolidated financial statements and the effectiveness of the Company’s controls over financial reporting and reviews of our interim consolidated financial statements. In addition, fiscal 2011 Audit Fees include services related to our initial public offering, including the issuance of a comfort letter and consent.
(2)	Audit-Related Fees consist of fees related to employee benefit plan audits.
(3)	All Other Fees consist of fees for products and services other than the above-described services. In both years, these fees related primarily to subscriptions to online research databases.

The Audit Committee has adopted a policy that requires the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent registered public accounting firm on an individual basis. All of the services described in lines (1) through (4) above were pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee considered the services listed above to be compatible with maintaining PwC’s independence.

Vote Required and Board Recommendation

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2012.

SUBMITTED BY THE COMPENSATION COMMITTEE

Edward M. Schmults, Chair

John E. Kyees

Frances P. Philip

Compensation Discussion and Analysis

This is a presentation of the material elements of our compensation practices for our named executive officers. The following executives are our “named executive officers” for fiscal 2012, as that term is defined by the Securities and Exchange Commission:

•	Michael C. Ray, Chief Executive Officer

•	Jeffrey A. Blade, Executive Vice President — Chief Financial and Administrative Officer

•	Kimberly F. Colby, Executive Vice President — Design

•	C. Roddy Mann, Executive Vice President — Strategy and Business Development

•	Matthew C. Wojewuczki, Executive Vice President — Operations

To assist in understanding our named executive officer compensation program, we have included a discussion of our compensation policies and decisions for periods before and after fiscal 2012 where relevant. Our compensation program is designed to provide some common standards throughout the Company. Therefore, much of what is disclosed below applies to executives in general and is not limited to our named executive officers.

The information provided in this section should be read together with the tables and narratives that accompany the information presented.

Executive Summary

Business Highlights

Financial Performance. Fiscal 2012 represented another outstanding year for our Company, as reflected in our full-year results. We feel that the strength and appeal of our brand and our product portfolio, our significant multi-channel distribution capabilities, and the ongoing loyalty of our customers, resulted in solid growth in all of our distribution channels during the year.

•	For the fiscal year ended January 28, 2012, net revenues increased 26% from the prior year to $460.8 million.

•	Revenues in our Direct segment increased 49% from the prior year to $225.3 million, with comparable-store sales increasing 10.9% compared to fiscal 2011.

•	Revenues in our Indirect segment increased 10% from the prior year to $235.6 million.

•

Gross profit for fiscal 2012 increased 23% to $257.6 million resulting in a gross profit margin of 55.9% versus 57.1% in the prior year. The gross profit margin decline during fiscal 2012 was principally due to increases in cotton prices and labor costs.

•

Operating income for fiscal 2012 increased to $96.2 million, or 20.9% of net revenues, compared to $53.3 million in the prior year. Operating income for fiscal 2011 included $21.9 million of compensation expense related to restricted-stock awards.

•	Net income for fiscal 2012 was $57.9 million, or $1.43 per diluted share, compared to $46.2 million, or $1.25 per diluted share, in fiscal 2011.

•	Cash flow from operations for fiscal 2012 of $51.5 million enabled us to reduce long-term debt by $41.8 million to $25.1 million and end the year with cash and cash equivalents of $4.9 million.

•	Inventory at the end of fiscal 2012 was $107.0 million, compared to $96.7 million at the end of the prior year, reflecting growth of 11%, below the increase in net revenues of 26%.

Operational Achievements. In fiscal 2012, we remained focused on executing our growth strategies, which include growing in underpenetrated markets and expanding our store base and product offering. To that end, in fiscal 2012 we:

•	Opened 13 full-price stores and four outlet stores and began retail operations in three new states.

•	Partnered with Dillard’s to launch our products in 65 locations.

•	Introduced our brand in Japan through a combination of pop-up stores and the launch of a Japanese-language website.

•	Began an approximately 200,000 square-foot expansion of our distribution facility in Roanoke, Indiana.

We believe the combination of our expanding product offerings and continued growth in underpenetrated markets will lead to meaningful growth opportunities in the coming years.

Response to Advisory Vote on Executive Compensation

We were pleased that approximately 80% of the votes cast last year on the advisory vote on our executive compensation program voted in support of the compensation paid to the named executive officers. We also had ongoing discussions with our shareholders on this topic throughout the year. The Compensation Committee reviewed the results and, based on the significant support we received, determined that the results of the vote did not call for any major changes to the executive compensation plans for fiscal 2012, which was set in March 2011, prior to the date of the annual meeting.

However, to more closely reflect competitive and market practices and to better link compensation to long-term performance, changes to compensation for fiscal 2013 include the following.

Long-term incentive:

•

In fiscal 2012, each named executive officer received a grant of time-based restricted stock units which provides for vesting in three equal annual installments on the first, second and third anniversaries of the grant date.

•

In fiscal 2013, the Compensation Committee approved a long-term incentive grant to each named executive officer which was made up of 60% performance-based restricted stock units and 40% time-based restricted stock units. The performance based restricted stock units provide for vesting at the end of a three-year performance period, and the number of units actually earned will depend on our net income performance over that performance period. The time-based restricted stock units provide for vesting in three equal annual installments on the first, second and third anniversaries of the grant date.

We believe that moving from time-based equity compensation to a mix of time-based and performance-based equity compensation will serve to better align management and shareholder interests, as well as achieve a better balance between fixed and variable elements of compensation.

Annual Incentive:

•

In fiscal 2012, bonus payouts were determined based 50% on net revenue and 50% on net income performance. Threshold performance for both net revenue and net income, below which no payout would be earned, was set at 85% of the target performance and would result in the named executive officer earning a payout of 50% of his or her target bonus. Maximum performance for both net revenue and net income was set at 115% of the target performance and would result in the named executive officer earning a payout of up to 150% of his or her target bonus.

•

For fiscal 2013, the Compensation Committee again decided to base potential bonus payouts 50% on company-wide net revenue and 50% on net income performance. However, both threshold and maximum performance measures were adjusted. Threshold and maximum performance levels were set at 90% and 110%, respectively, of target performance. Before making the decision to narrow the range of threshold and maximum performance, the Compensation Committee and management engaged in a rigorous goal setting process that resulted in setting maximum performance levels that they believe will require exceptional effort and performance by the management team. In addition, to be more in line with competitive market practice and to reward executives for truly exceptional performance, the Compensation Committee adjusted the payout maximum from 150% to 200%. We believe that narrowing the range of threshold performance better ensures that the annual incentive plan pays only for performance that is in line with expectations.

In addition, we believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including: engagement by the Compensation Committee of its own independent consultant; prohibition on hedging of our stock; the absences of tax gross-ups contained in any of our compensation programs (including no excise tax gross-ups); and the absence of employment agreements providing for substantial severance payments.

How We Make Compensation Decisions

Role of the Compensation Committee

The Compensation Committee is responsible to the Board for overseeing the development and administration of our compensation programs. The Compensation Committee is composed of three independent directors and is responsible for the review and approval of all aspects of executive compensation. The Committee is supported in its work by the head of the Human Resources Department, her staff, and an independent executive compensation consultant, as described below.

Role of Management

Our Compensation Committee generally seeks input from Mr. Ray when discussing the performance and compensation levels of the other named executive officers. The Compensation Committee also works with Mr. Ray, Mr. Blade, and the head of our human resources department in evaluating the financial, accounting, tax, and retention implications of our various compensation programs. Neither Mr. Ray nor Mr. Blade, nor any of our other executives, participates in deliberations relating to his or her own compensation.

Role of the Compensation Consultant

In fiscal 2010, the Compensation Committee retained Towers Watson (formerly known as Towers Perrin, prior to its merger with Watson Wyatt) to act as its executive compensation consultant. In taking action in March 2011 to set fiscal 2012 compensation, the Compensation Committee referred to compensation data provided by Towers Watson in June 2010.

More recently, the Compensation Committee has retained Meridian Compensation Partners, LLC as its executive compensation consultant. Meridian is retained by and reports directly to the Compensation Committee and the Committee may replace the consultant or hire additional consultants at any time. A Meridian representative attends Compensation Committee meetings, as requested, and communicates with the chair of the Compensation Committee between meetings. Our Compensation Committee, however, makes all decisions regarding the compensation of our named executive officers.

Philosophy and Objectives of Our Executive Compensation Program

Our executive compensation program is designed to encourage our named executive officers to focus on building shareholder value, maximizing growth and profitability, and continuing to maintain our unique culture and build our strong brand. We strive to provide our named executive officers with a compensation package that is competitive within our industry. We also view compensation practices as a means for communicating our goals and for motivating and rewarding employees in relation to their achievements.

Our objective is to provide a competitive total rewards compensation package to attract and retain key personnel and drive effective results. Our executive compensation program provides for the following main elements:

•	base salaries, which are designed to allow us to attract and retain qualified candidates in a highly competitive market;

•	annual incentive compensation, which provides additional cash compensation and is designed to support our pay-for-performance philosophy;

•	equity compensation, in order to compete for executive talent and align the interests of our employees, including our named executive officers, with those of the Company’s shareholders; and

•	a comprehensive benefits package that is available to all of our employees.

A detailed description of these components is provided below.

Elements of Our Executive Compensation Program

Base Salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. Base salaries are intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities and contributions to the Company. We believe our base salaries are set at levels that allow us to attract and retain executives in competitive markets.

Annual Incentive Compensation. Our annual incentive compensation, in the form of an annual cash bonus, is intended to compensate our named executive officers for meeting our short-term corporate objectives and to incentivize our named executive officers to meet these objectives by tying the entire cash incentive to financial goals. In fiscal 2012, these financial objectives were weighted equally between net revenue and net income. The Compensation Committee selected net revenue because, we believe as a company still in the early stages following a public offering, top line growth is important to our shareholders and to the ultimate performance of the Company. Top line growth, however, must be accompanied by improvement to the bottom line; so the Compensation Committee selected net income as a second performance metric. In the future, as the Company grows and circumstances change, the Compensation Committee will review the application of other performance measures. The Compensation Committee typically sets a target level of performance at which the full target bonus can be earned. The Compensation Committee also sets a threshold level of performance below which no bonus is earned and a maximum level of performance that results in a maximum bonus (capped at 150% in fiscal 2012).

Long-Term Incentive Compensation. We also grant long-term equity awards under our executive compensation program in order to compete for executive talent and align the interests of our employees, including our named executive officers, with those of the Company’s shareholders. These awards are intended to motivate executives by tying a portion of their incentive compensation to the performance of our common stock over the long-term. We believe these awards also serve as motivation to executives to continue to improve the long-term performance of the Company. In fiscal 2012, the Compensation Committee granted time-based restricted stock units to align our executive’s interests with those of our shareholders, to serve as a long-term retention tool and to provide an immediate ownership stake in the newly public company. Please see “Executive Summary — Response to Advisory Vote on Executive Compensation” for a discussion of changes made to fiscal 2013 long-term incentive compensation.

Benefits. The named executive officers are eligible for the same level and offering of benefits available to other employees. Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, tuition reimbursement and discounts on certain company products, are intended to provide a stable array of support to our employees and their families throughout various stages of their careers, and these core benefits are provided to all employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code, which was $16,500 per person for calendar year 2011. Employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. We currently provide matching contributions equal to 50% of an employee’s individual contribution, up to a maximum of 10% of the participant’s annual salary and subject to certain other limits.

Determining the Amount of Each Element of Compensation

Overview. The amount of each element of our compensation program is determined by our Compensation Committee on an annual basis taking into consideration our results of operations, long-term and short-term goals, individual goals, the competitive market for our named executive officers, and general economic factors. Our approach has been to provide executives with a base salary, annual bonus opportunity and long-term incentive opportunity that generally are competitive with the level of those elements paid for comparable positions at comparable companies. Once the level of compensation is set for the year, the Compensation Committee may revisit its decisions if there are material developments during the year, such as promotions, changes in responsibilities, or other factors, that may warrant a change in compensation. After the year is over, the Compensation Committee reviews our financial performance to determine the achievement of annual incentive compensation targets and to assess the overall functioning of our compensation plans against our goals.

Base Pay. In its March 2011 review of base salaries for fiscal 2012, our Compensation Committee considered the Company’s overall approach to merit increases, which was based upon a target level of a 4% merit increase which was then adjusted up or down based upon an employee’s performance; each individual’s performance and any changes in his or her role or responsibility; and the information provided in June 2010 by the compensation consultant, Towers Watson. Towers Watson provided data and recommendations regarding our compensation program in order to allow us to remain competitive with compensation programs at other companies with which we may compete for talent. In its review of our levels of base salary as compared to the market, Towers Watson gathered base salary data from Watson Wyatt’s Top Management Database, which was adjusted to reflect our revenue size. We did not select a specific peer group, nor did we review data from specific companies (nor were we aware of the identities of the specific component companies included in the database), but rather we used market pay data for the non-durable goods manufacturer segment within the Watson Wyatt database. The base salary data that was gathered was effective as of April 1, 2010. Our objective is generally to be within the competitive range of the market median, on average, for base salaries of our executive officers, including our named executive officers. We consider a range of +/-15% around the market median (50th percentile) to be competitive but still capable of recognizing differences among executives.

After consideration of this information, the Compensation Committee decided to adjust Mr. Ray’s base salary by 5% for fiscal 2012, which keeps his base salary aligned with the 50th percentile of comparable CEOs. Mr. Blade’s fiscal 2012 base salary was raised by 15.5%, based upon his duties as both a Chief Financial and Chief Administrative Officer. Ms. Colby and Mr. Mann each received 4.0% base salary increases for fiscal 2012 in line with their individual performance and the budgeted merit increase. Mr. Wojewuczki’s fiscal 2012 base salary was increased by 5% to bring him within the competitive range of the targeted market 50th percentile, following an increase to his responsibilities in fiscal 2011.

The following table shows base salary rate increases for each of our named executive officers for fiscal 2012:

Name and Principal Position	Fiscal 2011 Base Salary Rate(1)	Fiscal 2012 Base Salary Rate(2)	Fiscal 2012 Percentage Increase
Michael C. Ray Chief Executive Officer	$550,004	$577,504	5.0%

Jeffrey A. Blade Executive Vice President — Chief Financial and Administrative Officer	315,016	363,843	15.5%

Kimberly F. Colby Executive Vice President — Design	379,002	394,162	4.0%

C. Roddy Mann Executive Vice President — Strategy and Business Development	340,028	353,629	4.0%

Matthew C. Wojewuczki Executive Vice President — Operations	350,844	368,386	5.0%

(1)	Effective March 28, 2010, except with respect to Mr. Blade, who was hired on April 29, 2010.
(2)	Effective March 29, 2011. See “Fiscal 2013 Compensation Actions” below for current base salary rates.

Annual Incentive Compensation. Annual incentive compensation opportunities are provided under the 2010 Equity and Incentive Plan (the “2010 Plan”), described further in “— 2010 Equity and Incentive Plan” below. Our Compensation Committee establishes the goals for our Annual Incentive Bonus Program on an annual basis, and the payouts, if any, are typically made after the end of each fiscal year following the Compensation Committee’s determination of the extent to which the goals have been achieved. The Compensation Committee, however, has the authority to modify or adjust awards upon the occurrence of certain unusual or nonrecurring events.

Bonus payouts for fiscal 2012 were determined based 50% on company-wide net revenue and 50% on net income performance. The following table sets forth the goals for net revenue and net income, as well as actual performance for fiscal 2012 and the bonus opportunity associated with each:

($ in millions)	Net Revenue	Net Income	Bonus Opportunity
Threshold	$382.9	$49.2	50%
Target	$450.5	$57.9	100%
Maximum	$518.0	$66.6	150%
Fiscal 2012 Actual Results	$460.8	$57.9	103.5%

The following table sets forth each named executive officer’s threshold, target, and maximum annual bonus opportunity for fiscal 2012, as well as the bonus levels as a percentage of each officer’s fiscal 2012 eligible earnings:

Name	Fiscal 2012 Eligible Earnings(1)	Fiscal 2012 Threshold Bonus Opportunity	Fiscal 2012 Target Bonus Opportunity	Fiscal 2012 Maximum Bonus Opportunity	Fiscal 2012 Threshold/Target/ Maximum Bonus as a Percentage of Eligible Earnings	Fiscal 2012 Bonus Earned
Michael C. Ray	$573,395	$172,019	$344,037	$516,056	30% /60% /90%	$356,078
Jeffrey A. Blade	356,255	89,064	178,128	267,191	25% /50% /75%	184,362
Kimberly F. Colby	391,882	97,971	195,941	293,912	25% /50% /75%	202,799
C. Roddy Mann	351,597	87,899	175,799	263,698	25% /50% /75%	181,951
Matthew C. Wojewuczki	365,748	91,437	182,874	274,311	25% /50% /75%	189,275

(1)	Eligible earnings are defined as gross wages earned under regular employment status during the fiscal year, excluding any incentive payments and taxable fringe benefits.

The Compensation Committee selected net revenue as a performance measure for the Annual Incentive Plan because, we believe as a company still in the early stages following a public offering, top line growth is important to our shareholders and to the ultimate performance of the Company. Top line growth, however, must be accompanied by improvement to the bottom line, so the Compensation Committee selected net income as a second performance metric.

The Compensation Committee strove to set the annual target bonus opportunity in fiscal 2012 for our named executive officers generally to approach the 60th percentile of comparable positions at comparable companies within the database, consistent with our company-wide approach of targeting annual incentive opportunities near the market 60th percentile for all employees. Messrs. Blade, Wojewuczki, and Mann and Ms. Colby all had a fiscal 2012 target bonus opportunity of 50% of their fiscal 2012 base salary, which corresponded in each case with our company-wide approach of aligning target bonuses with the market 60th percentile.

Mr. Ray’s target bonus opportunity for fiscal 2012 was set at 60% of his fiscal 2012 base salary, which is below the 60th percentile of comparable positions at comparable companies.

Long-Term Incentive Compensation. In fiscal 2012, the Compensation Committee granted time-based restricted stock units, to align executive’s interests with those of shareholders, to serve as a long-term retention tool and to provide an immediate ownership stake in the newly public company. These grants were made in order to retain key executives, provide a vehicle for executive ownership and further align the interests of the executives with those of the shareholders. These grants were made pursuant to the 2010 Plan, and vest and settle in our common shares, on a one-for-one basis, in three equal annual installments on the first, second and third anniversaries of the date of grant. The applicable award agreement also provides that the units shall vest immediately upon the named executive officer’s disability (as defined in the 2010 Plan) or death and upon the later of (i) the occurrences of a change in control (as defined in the 2010 Plan), and (ii) the termination of the named executive officer’s employment by the Company other than for cause (as defined in the 2010 Plan) during the time period beginning three months prior to the public announcement of a proposed change in control and ending twelve months after a change in control. See “- Potential Payments Upon Termination or Change In Control.” Mr. Ray was granted 16,623 restricted stock units, which was equal in value to approximately 125% of his fiscal 2011 base salary. Messrs. Blade, Mann and Wojewuczki and Ms. Colby all received grants which were equal in value to approximately 60% of their fiscal 2011 base salary. This equaled 4,570 restricted stock units for Mr. Blade; 4,933 restricted stock units for Mr. Mann; 5,090 restricted stock units for Mr. Wojewuczki; and 5,498 restricted stock units for Ms. Colby.

The size of each individual restricted share grant was based primarily on a combination of internal pay equity considerations and overall dilution of current ownership. We also reviewed, solely as a reference point and not for benchmarking purposes, market data on long-term incentive opportunities within the general industries segment of the Towers Perrin Executive Compensation Database.

Overall Mix of Compensation. Annually, the Compensation Committee considers the total compensation opportunities for each named executive officer and determines how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the corporation, risk, and retention considerations.

Generally, the Compensation Committee considers market practices as reflected in the market survey data provided by its compensation consultant to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engages in discussions with the objective of ensuring that a material portion of each named executive officer’s total compensation is at-risk and dependent on the Company’s financial performance. Care is taken to balance the incentives to drive performance in the short-term versus the long-term. In this way, we encourage named executive officers to vigorously pursue increased performance while discouraging incentives to take excessive risks that may be beneficial in the short term, but harmful in the long run. We believe that this aligns the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long term.

Agreements with Named Executive Officers

Executive Officer Employment Agreements. None of our named executive officers is a party to an employment agreement with the Company.

Executive Severance Policy. Severance arrangements with executives have traditionally been determined on a case-by-case basis. We have a general severance policy for employees that provides for one week of pay for each year of service with us, with a minimum total payment of two weeks of pay, in the event of an involuntary termination of the employee by us.

The Company negotiated an offer letter with Mr. Blade which provides that, in the event he is terminated by us without just cause (as defined in his offer letter), he will be entitled to a severance payment equal to one year’s base salary and a pro-rata bonus for the portion of the year prior to his termination, to the extent that a bonus would be payable for the year based on Company performance.

Change in Control. The 2010 Plan permits the potential acceleration of outstanding awards in the event of an involuntary termination of employment of an executive in connection with a change in control, as defined in the 2010 Plan, in accordance with the applicable award agreements. See “- Potential Payments on Termination or Change in Control.”

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider, among other factors, the anticipated accounting and tax implications to us and our executives. Section 162(m) of the Internal Revenue Code may impose a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers other than the chief financial officer, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by shareholders and meet other requirements. We will seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals, and therefore we have not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate. The 2010 Plan allows us to provide compensation that meets the deductibility requirements of Section 162(m). Because of our recently completed initial public offering, however, compensation under the 2010 Plan is not subject to Section 162(m) until the earliest to occur of (i) the expiration of the 2010 Plan, (ii) an amendment of the 2010 Plan that results in a material modification of the 2010 Plan, (iii) the issuance of all of our common shares that have been reserved for issuance under the 2010 Plan, or (iv) our 2014 annual meeting of shareholders.

Summary Compensation Table

The table below shows information concerning the annual compensation for services to the Company in all capacities of the Company’s named executive officers during the last three completed fiscal years. Information regarding fiscal 2010 compensation for Mr. Blade and Mr. Wojewuczki and fiscal 2011 compensation for Mr. Mann is omitted, because these individuals were not named executive officers during the relevant year.

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compen- sation(4)			Total Compen- sation
Michael C. Ray Chief Executive Officer	2012	$573,395	$—	$687,527	$356,078	$	*		$1,617,000
	2011	529,080	839,908	2,250,000	465,061		*		4,092,665
	2010	410,232	—	—	306,867		11,800	(5)	728,899

Jeffrey A. Blade	2012	356,255	—	189,015	184,362		*		729,632
Executive Vice President — Chief	2011	238,685	572,665	1,533,800	174,837		142,502	(6)	2,662,489
Financial and Administrative Officer

Kimberly F. Colby	2012	391,882	—	227,397	202,799		*		822,078
Executive Vice President — Design	2011	376,426	572,665	1,534,600	275,732		*		2,767,528
	2010	358,961	—	—	268,514		10,300	(5)	637,775

C. Roddy Mann Executive Vice President — Strategy and Business Development	2012	351,597	—	204,028	181,951		*		737,576

Matthew C. Wojewuczki Executive Vice President — Operations	2012	365,748	—	210,522	189,275		*		765,545
	2011	343,356	572,665	1,533,800	251,508		*		2,709,654

*	Total value less than $10,000.
(1)	Represents cash bonuses paid to reimburse each named executive officer for the required tax withholding obligation upon filing a Section 83(b) election with respect to restricted stock awarded during the fiscal year.
(2)	Represents the aggregate grant date fair value of restricted stock and restricted stock units awarded during the fiscal year. The grant date fair value of each individual award of restricted stock and restricted stock units is set forth in the Fiscal 2012 Grants of Plan-Based Awards table below. Additional information regarding the calculation of these values is included in Notes 2 and 10 to our consolidated financial statements.
(3)	Represents annual incentive compensation paid under the Company’s Annual Incentive Bonus Program.
(4)	Payments of cash bonuses to reimburse each named executive officer for the required tax withholding obligation with respect to restricted stock awarded during the fiscal year are reported in the “Bonus” column.
(5)	Represents 401(k) matching contributions made by the Company of $8,250 for each of Mr. Ray and Ms. Colby, and reimbursement of tax planning services of $3,550 for Mr. Ray and $2,050 for Ms. Colby.
(6)	Mr. Blade was hired by the Company on April 29, 2010. The amount reported as “All Other Compensation” represents relocation expenses paid to Mr. Blade in connection with his employment with the Company.

Fiscal 2012 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in fiscal 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards(2)
	Type of Award	Grant Date	Threshold	Target	Maximum	Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards(3)
Michael C. Ray	Annual Incentive RSUs	March 29, 2011	$172,019	$344,037	$516,056	16,623	$687,527

Jeffrey A. Blade	Annual Incentive RSUs	March 29, 2011	89,064	178,128	267,191	4,570	189,015

Kimberly F. Colby	Annual Incentive RSUs	March 29, 2011	97,971	195,941	293,912	5,498	227,397

C. Roddy Mann	Annual Incentive RSUs	March 29, 2011	87,899	175,799	263,698	4,933	204,028

Matthew C. Wojewuczki	Annual Incentive RSUs	March 29, 2011	91,437	182,874	274,311	5,090	210,522

(1)	Awards made under the Company’s Annual Incentive Bonus Program. Actual amounts earned under the program are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Awards made under the 2010 Plan to certain employees and directors, including our named executive officers. RSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability or a termination of employment in connection with a change in control. See “- Potential Payments on Termination or Change in Control.” If the Company were to declare any cash dividend on its common shares, an equivalent amount per RSU would be credited to an account for each holder and paid to the holder in cash (or forfeited) at the time the shares underlying the RSU are delivered to the holder (or forfeited). Amounts in this account would bear interest at the prime rate reported in the Midwest Edition of The Wall Street Journal from the date of deposit until paid to the holder or forfeited in accordance with the 2010 Plan.
(3)	Represents the grant date fair value of each award.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets for the information regarding outstanding equity awards as of January 28, 2012.

	Stock Awards
	Number of Shares or Units that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested(3)
Michael C. Ray	16,623	(1)	$570,668
	100	(2)	3,433
Jeffrey A. Blade	4,570	(1)	156,888
	50	(2)	1,717
Kimberly F. Colby	5,498	(1)	188,746
	100	(2)	3,433
C. Roddy Mann	4,933	(1)	169,350
	50	(2)	1,717
Matthew C. Wojewuczki	5,090	(1)	174,739
	50	(2)	1,717

(1)	Represents grants of restricted stock units made on March 29, 2011 under the 2010 Plan. These restricted stock units will vest in three equal annual installments on the first, second and third anniversaries of the grant date. In addition, vesting would be accelerated in the event of death, disability, or termination of employment in connection with a change in control. See “— Potential Payments on Termination or Change in Control”.
(2)	Represents grants of restricted stock units made on October 21, 2010 in connection with our initial public offering. The number of restricted stock units awarded to each employee was determined based upon the employee’s years of service with the Company. These units vest on October 21, 2012.
(3)	Based on the closing price of $34.33 of the Company’s common shares on January 27, 2012 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.

Fiscal 2012 Option Exercises and Shares Vested

We have no outstanding stock options. None of the outstanding equity awards to our named executive officers vested during fiscal 2012.

Fiscal 2012 Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

Fiscal 2012 Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangements under which our named executive officers are entitled to participate.

Potential Payments Upon Termination or Change in Control

Our named executive officers (other than Mr. Blade) are not specifically entitled to any severance payments upon termination of employment or upon a change in control. Severance arrangements with executives have typically been determined on a case-by-case basis in the past. However, we maintain an informal general severance policy that provides all employees, including our named executive officers, with one week of pay for each year of service with the Company, with a minimum total payment of two weeks’ pay, in the event of an involuntary termination of the employee by the Company. Mr. Blade’s offer letter provides that, in the event he is terminated by us without just cause (as defined in his offer letter), he will be entitled to a severance payment equal to one year’s base salary and a pro-rata bonus for the portion of the year prior to his termination, to the extent that a bonus would be payable for the year based on company performance. The following table shows the value of severance benefits that would have been payable in a lump sum to each of our named executive officers under this formula, assuming an involuntary termination of employment, other than for good cause, as of January 28, 2012:

Name	Severance
Michael C. Ray	$144,112
Jeffrey A. Blade	548,205
Kimberly F. Colby	174,076
C. Roddy Mann	33,953
Matthew C. Wojewuczki	56,568

The foregoing amounts would not be increased or decreased solely by reason of a change in control of the Company.

Under the 2010 Plan, any unvested restricted stock units held by a named executive officer would vest upon the named executive officer’s disability (as defined in the 2010 Plan) or death while employed by the Company and upon the later of (a) the occurrence of a change in control (as defined in the 2010 Plan), and (b) the termination of the named executive officer’s employment by the Company other than for cause (as defined in the 2010 Plan) during the time period beginning three months prior to the public announcement of a proposed change in control and ending twelve months after a change in control. Information regarding the number and dollar value of unvested restricted stock units that would have vested January 28, 2012 for each named executive officer if his or her employment with the Company had been terminated by reason of death, disability or termination of employment by the Company during the period described above prior to or after a change in control of the Company is set forth in the table under “— Outstanding Equity Awards at 2012 Fiscal Year-End”, above.

The 2010 Plan defines a “change in control” to mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of the award), other than (i) Barbara Baekgaard, Patricia Miller, Jill Nichols, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for their benefit, (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors by persons who were neither (i) nominated by the board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets, or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

The 2010 Plan provides that, in the absence of a definition in an employment agreement, (a) “cause” is defined as (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its affiliates, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its affiliates, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or its affiliates; (ii) act or acts of disloyalty, moral turpitude, or material misconduct that is injurious to the interest, property, value, operations, business or reputation of the Company or its affiliates, or conviction of a crime that results in injury to the Company or its affiliates; or (iii) repeated refusal (other than by reason of disability) to carry out reasonable instructions from the named executive officer’s superiors or the Board; in addition, the named executive officer’s employment will be deemed to have terminated for cause if, after the named executive officer’s employment has terminated, facts and circumstances are discovered that would have justified a termination for cause; and (b) “disability” means (i) any permanent physical or mental incapacity or disability rendering the named executive officer unable or unfit to perform effectively the duties and obligations of his or her office, or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the named executive officer unable or unfit to perform effectively the duties and obligations of his or her office for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Committee).

Compensation and Risk

The Compensation Committee has, with the assistance of the compensation consultant, evaluated the risk profile of our compensation policies and practices and concluded that they do not motivate imprudent risk taking. In our evaluation, we reviewed our employee compensation structures and noted numerous factors and design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including a unique and strong company culture that attracts passionate and motivated employees who are excited about our products and our brand (as opposed to being motivated by purely financial considerations); a balanced mix between cash and equity and annual and longer-term incentives under our executive compensation program; the large percentage ownership of our shares by senior management, which ensures that their interests are aligned with the long-term interests of the Company and our shareholders; reasonable limits on annual incentive awards (as determined by a review of our current business plan); with respect to annual incentive awards, a balanced mix of performance measures, linear payouts between target levels and maximum payouts capped at 150% of target for fiscal 2012; and subjective considerations (including a review of individual performance) and discretion in compensation decisions, which limit the influence of formulae or objective factors on excessive risk taking.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including over-weighting towards annual incentives, highly leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements. In addition, we analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. In view of these analyses, we concluded that we have a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

2010 Equity and Incentive Plan

In connection with our initial public offering, we approved the Vera Bradley, Inc. 2010 Equity and Incentive Plan (referred to herein as the 2010 Plan). The principal purposes of the 2010 Plan are to optimize the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives and that link participants’ interests to those of the Company’s shareholders; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. Our 2010 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance based awards (including performance shares, performance units and annual performance bonus awards), and other stock or cash-based awards. There were 5,751,285 common shares, in the aggregate, available for awards under the 2010 Plan as of April 16, 2012.

Directors and Executive Officers

The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position(s)
Michael C. Ray	51	Chief Executive Officer and Director
Barbara Bradley Baekgaard	73	Co-Founder, Chief Creative Officer, and Director
Patricia R. Miller	73	Co-Founder, National Spokesperson, and Director
Jeffrey A. Blade	50	Executive Vice President — Chief Financial and Administrative Officer
Kimberly F. Colby	50	Executive Vice President — Design
C. Roddy Mann	42	Executive Vice President — Strategy & Business Development
Jill A. Nichols	51	Executive Vice President — Philanthropy and Community Relations
Matthew C. Wojewuczki	42	Executive Vice President — Operations

Michael C. Ray has served as our Chief Executive Officer since 2007 and as a director since June 2010. From 2004 to 2007, Mr. Ray served as our Executive Vice President of Sales and Marketing. From 1999 to 2004,

he served as our National Sales Director. Mr. Ray joined Vera Bradley in 1998 as Director of Finance and served us in that capacity until being promoted to National Sales Director in 1999. He is a board member of the Riley Children’s Foundation in Indianapolis, Indiana.

Mr. Ray has been instrumental in our growth and the development and execution of our long-term strategic plans. He provides our board of directors with an in-depth knowledge of our products, industry, challenges, and opportunities, and he communicates management’s perspective on important matters.

Barbara Bradley Baekgaard co-founded Vera Bradley in 1982 and has served as a director since then. From 1982 through June 2010, she also served as Co-President. From the outset, Ms. Bradley Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning, and the design and visual merchandising of our stores. In May 2010, she was appointed Chief Creative Officer. She currently serves as a board member of the Indiana University Cancer Center Development and the Vera Bradley Foundation for Breast Cancer. Ms. Bradley Baekgaard’s most recent personal awards include 2007 Country Living Entrepreneur Award and 2006 Gifts and Decorative Accessories Industry Achievement Award.

As Co-Founder of Vera Bradley, Ms. Bradley Baekgaard serves a key leadership role on our board of directors and provides the board with a broad array of institutional knowledge and historical perspective as well as an in-depth knowledge of business strategy, branding, product development, and store design.

Patricia R. Miller co-founded Vera Bradley in 1982 and has served as a director since then. From 1982 through June 2010, she also served as Co-President. From the outset, Ms. Miller has provided leadership and strategic direction to the business, guiding the development of our operations and supply chain infrastructure and the growth of our employee base. Ms. Miller has also regularly provided a face for Vera Bradley. In June 2010, she was appointed National Spokesperson for the company where she will continue to promote our brand. Ms. Miller served as the first Secretary of Commerce for the State of Indiana and the Chief Executive Officer of the Indiana Economic Development Corporation from 2005 to 2006. Her most recent personal awards include the Ball State University Indiana Women of Achievement Award for Entrepreneurship in 2006 and the Indiana Historical Society Indiana Living Legend Award in 2008. Ms. Miller serves as a director for the Indiana University Foundation and for the Vera Bradley Foundation for Breast Cancer.

As Co-Founder of Vera Bradley, Ms. Miller brings to our board of directors a broad array of institutional knowledge and historical perspective. Ms. Miller also provides insight and perspective on general strategic and business matters, stemming from her executive and finance experience as Secretary of Commerce for the State of Indiana and as Chief Executive Officer of the Indiana Economic Development Corporation.

Jeffrey A. Blade has served as our Executive Vice President — Chief Financial and Administrative Officer since May 2010. Prior to joining Vera Bradley, from 2009 to January 2010 Mr. Blade served as Senior Vice President — Chief Financial Officer and Secretary of Central Garden and Pet Company, a publicly traded consumer goods retailer. Mr. Blade previously served in various roles at Steak ‘n Shake from 2004 to 2008, including Interim President, Executive Vice President — Chief Financial and Administrative Officer, and Senior Vice President and Chief Financial Officer. From 1999 to 2004, Mr. Blade was Vice President of Finance for the U.S. operations of Cott Corporation. He served in various financial roles for Kraft Foods Corporation from 1988 to 1999.

Kimberly F. Colby has served as our Executive Vice President — Design since 2005. From 2003 through 2005, she served as our Vice President of Design. From 1989 to 2003, Ms. Colby served as our Design Director responsible for Marketing and Product Development. Ms. Colby’s professional history includes retail advertising, public relations, direct mail creative direction and management, special event planning, and interior design.

C. Roddy Mann has served as our Executive Vice President — Strategy and Business Development since April 2010 and is responsible for the development of our strategies and new business opportunities in both our Indirect and Direct channels. From 2007 to April 2010, Mr. Mann served as our Vice President — Strategy, Sales and Marketing. From 2006 to 2007, he served as Vice President — Strategic Initiatives. Prior to joining Vera Bradley, Mr. Mann was a Vice President at LakeWest Group, a consulting firm based in Cleveland, Ohio, from 1999 to 2006. In 2006, in a consulting capacity, Mr. Mann assisted us with the development of our Direct retail store strategy and execution plans.

Jill A. Nichols has served as our Executive Vice President — Philanthropy and Community Relations since April 2010. From 1997 to April 2010, Ms. Nichols served as our Executive Vice President and Chief Operating Officer. From 1992 to 1997, she served as our Director of Operations and, from 1989 to 1992, she served as our Controller and Operations Manager. Prior to joining Vera Bradley, Ms. Nichols held finance positions with the YWCA and Coopers & Lybrand (which later merged with Price Waterhouse to become PricewaterhouseCoopers). She became a Certified Public Accountant in 1986. Ms. Nichols serves as the treasurer and a director of the Vera Bradley Foundation for Breast Cancer.

Matthew C. Wojewuczki has served as our Executive Vice President — Operations since April 2010. From 2003 to April 2010, Mr. Wojewuczki served as our Vice President — Operations. Prior to joining Vera Bradley, he served as Vice President of Manufacturing and Supply Chain Management of Wabash Alloys, a secondary aluminum producer, from 2000 to 2003. From 1997 to 2000, he served as a principal consultant in the Management Consulting Services Group of PricewaterhouseCoopers. In addition, Mr. Wojewuczki is a Commissioned Officer in the U.S. Air Force Reserves, where he holds the rank of Major.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All transactions since the completion of our initial public offering between us and our directors, executive officers, principal shareholders, and their affiliates are approved by our Audit Committee, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties. Our Audit Committee is responsible for reviewing the fairness of related party transactions in accordance with the rules of The NASDAQ Stock Market. Our Audit Committee operates under a written charter pursuant to which it must approve, prior to consummation, any related-party transaction, which includes any transaction or series of similar transactions in which we are to be a participant, the amount exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Based on its consideration of all relevant facts and circumstances, the Audit Committee decides whether or not to approve the particular transaction and will generally approve only those transactions that are negotiated at arm’s length and have terms and conditions that are reasonable and customary.

Related Party Transactions for Fiscal 2012

Other than the transactions described below, since January 30, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Leasing Arrangements

We are party to a triple net lease with Great Dane Realty, LLC (“Great Dane”), a company owned by Barbara Bradley Baekgaard, an officer, director, and greater than ten percent shareholder (the “Great Dane Lease”). The Great Dane Lease is for approximately 39,249 square feet of office and warehouse space in a building located adjacent to our distribution center in Fort Wayne, Indiana. Pursuant to the Great Dane Lease, we are responsible for all repairs, maintenance, alterations and restorations and for maintaining adequate levels of public liability, property damage, windstorm, fire and extended coverage insurance. At Great Dane’s request, we will subordinate the Great Dane lease to any mortgage placed on the leased premises. The Great Dane Lease provides for aggregate payments of $176,620.50 per year for a three-year term, which ends on November 30, 2013 and includes a right of first refusal and options for us to purchase the property. We are required to construct certain improvements, which are to be paid for by Great Dane, and our base rent will increase in an amount equal to the cost of such improvements amortized over the three-year term of the Great Dane Lease using an assumed interest rate of 5%.

We are also party to a lease extension (the “Lease Extension”) with Milburn, LLC (“Milburn”) extending the term of the triple net lease with Milburn from March 1, 2011 to February 28, 2013. The Milburn Lease is for the lease of our corporate headquarters located at 2208 Production Road, Fort Wayne, Indiana. The Milburn Lease was extended on the same terms and conditions as were in place before the extension. Pursuant to the Milburn Lease, which is subordinate to any mortgages placed on the premises, the Company is responsible for all repairs, maintenance, alterations and restorations and for maintaining adequate levels of fire and extended coverage, liability, and mortgage insurance. Milburn is a leasing company in which Barbara Bradley Baekgaard owns a 50% interest and Patricia R. Miller and P. Michael Miller, each a director and greater than ten percent shareholder of the Company, each owns a 25% interest. The Milburn Lease provides for aggregate payments of $168,000 a year.

Certain Employees of the Company

Joan Reedy, the sister of Barbara Bradley Baekgaard, is employed by us in a public relations role. As the daughter of our namesake, Vera Bradley, she attends retail events to share our history with our customers. For fiscal 2012, she received compensation of $61,425 for her service as an Indirect sales consultant or ambassador.

Kathleen Ray, the sister-in-law of Michael C. Ray and the niece of Barbara Bradley Baekgaard, is employed by us as an Indirect sales consultant, and previously was engaged by us as an independent sales representative. In fiscal 2012, she received compensation of $124,497for her service as an Indirect sales consultant.

Brian Ray, the brother of Michael C. Ray, is employed by us as an SAP System Administrator. In fiscal 2012, he received compensation of $123,352.63.

Relationship with Ice Miller LLP

Stephen J. Hackman, a director, is also a partner of Ice Miller LLP, a law firm engaged from time to time by the Company to perform legal services. During fiscal 2012, the Company paid $337,959 to Ice Miller LLP for legal services. Of this amount, Mr. Hackman received approximately $4,978.

Indemnification Agreements and Directors and Officers Liability Insurance

Our second amended and restated articles of incorporation will provide for indemnification, to the fullest extent permitted by the IBCL, of our directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings to which the directors or officers are made a party by reason of their relationship to the Company. A general description of these provisions is contained under the heading “Limitation of Liability and Indemnification of Directors and Officers.” In addition, we carry directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts. The Company has also agreed to indemnify all of its directors against loss or expense arising from such individuals’ service to the Company and its subsidiaries and affiliates and to advance attorneys’ fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances.

Founder’s Life Insurance Policies

In June 2011, the Company sold certain life insurance policies on the lives of its founders, Barbara Bradley Baekgaard and Patricia R. Miller, who are also directors and employees of the Company, to the founders. These policies were sold by the Company at the fair market value for a total of approximately $700,000.

Vera Bradley Foundation for Breast Cancer

The Company routinely makes charitable contributions of 10% of the net proceeds from the sale of inventory of certain designated patterns to the Vera Bradley Foundation for Breast Cancer (the “Foundation”). The Foundation was founded by the founders of the Company, Barbara Bradley Baekgaard and Patricia R. Miller. Ms. Baekgaard and Ms. Miller are directors and employees of the Company, and also serve on the board of directors of the Foundation. In addition, P. Michael Miller, a director of the Company, and Jill A. Nichols, an executive officer of the Company, also serve on the board of directors of the Foundation. In fiscal 2012, the total amount contributed by the Company to the Foundation was approximately $1,046,000.

SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common shares as of the date hereof for the following individuals:

•	each person known to us to own beneficially more than 5% of our outstanding common shares;

•	each of our executive officers named in the summary compensation table;

•	each of our directors; and

•	all of our executive officers and directors as a group.

On April 11, 2012, we had 40,531,771 common shares outstanding. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares shown as beneficially owned by them.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 11, 2012, are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All of the shares reflected in the table are common shares. Percentage of beneficial ownership is based on 40,531,771 common shares outstanding as of April 11, 2012. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Vera Bradley, Inc., 2208 Production Road, Fort Wayne, Indiana 46808.

Name of beneficial owner	Common Shares beneficially owned
	Shares	%
5% Beneficial Owners
FMR LLC(1)	3,076,608	7.6%
Wells Fargo & Co.(2)	2,315,231	5.7%

Directors and Executive Officers
Michael C. Ray(3)	1,842,076	4.5%
Barbara Bradley Baekgaard(4)	8,812,026	21.7%
Patricia R. Miller(5)	7,014,537	17.3%
P. Michael Miller(5)	7,014,537	17.3%
Richard Baum	—	*
Robert J. Hall	35,840	*
Stephen J. Hackman	3,000	*
John E. Kyees	18,122	*
Matthew McEvoy	1,500	*
Frances P. Philip	—	*
Edward M. Schmults	403	*
Jeffrey A. Blade	112,355	*
Kimberly F. Colby(6)	980,854	2.4%
C. Roddy Mann(7)	94,965	*
Mathew C. Wojewuczki	101,613	*
Directors and Executive Officers as a Group (16 persons)	20,403,476	50.3%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common shares.

(1)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on March 12, 2012 by FMR LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on January 26, 2012 by Wells Fargo & Co. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of these shares. The principal place of business for Wells Fargo & Co is 420 Montgomery Street, San Francisco, California 94163.
(3)	Represents 956,080 shares held by Michael C. Ray and 885,996 shares held by the Michael Ray 2009 Grantor Retained Annuity Trust.
(4)	Represents 1,557 shares held by Barbara Bradley Baekgaard and 8,810,469 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust.
(5)	P. Michael Miller and Patricia R. Miller are husband and wife. Collectively, they beneficially own an aggregate of 7,014,537 common shares. Of these shares, 1,599,839 shares held by the Miller 2007 Dynasty Trust of which Mr. Miller is the trustee; 1,683,340 shares held by the Patricia R. Miller 2009 Annuity Trust, of which Mr. Miller is trustee; 3,681,966 shares held by Patricia R. Miller; and 49,392 shares held by P. Michael Miller.
(6)	Represents 508,961 shares held by Kimberly F. Colby, 155,214 shares held by the Colby Gift Trust and 316,679 shares held by the Colby 2009 Annuity Trust.
(7)	Represents 1,644 shares held by C. Roddy Mann and 93,321 shares held in the Charles R. Mann Trust.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Vera Bradley’s executive officers, Directors and persons who beneficially own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Vera Bradley with copies of all Section 16(a) forms filed by such persons. Based solely on Vera Bradley’s review of such forms furnished to it and written representations from certain reporting persons, Vera Bradley believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with during fiscal year 2012, except that one Form 3 was filed late on Mr. Baum’s behalf and one Form 4 was filed late on Mr. Miller’s behalf.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

In order to submit shareholder proposals for the 2013 annual meeting of shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office in Fort Wayne, Indiana, no later than December 24, 2012.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Anastacia S. Knapper, Vice President — General Counsel and Secretary, Vera Bradley, Inc., 2208 Production Road, Fort Wayne, Indiana 46808. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s amended and restated bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To be properly brought before the 2013 annual meeting, a notice of the nomination or the matter the shareholder wishes to present at the meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no earlier than 120 days and not later than 90 days in advance of the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s amended and restated bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than December 24, 2012, and no later than January 23, 2013. All director nominations and shareholder proposals must comply with the requirements of the Company’s amended and restated bylaws, a copy of which may be obtained at no cost from the Secretary of the Company.

Other than the two proposals described in this Proxy Statement, Vera Bradley does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Vera Bradley’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

VERA BRADLEY, INC 2208 PRODUCTION ROAD FORT WAYNE, IN 46808

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Robert J. Hall 02 P. Michael Miller 03 Edward M. Schmults
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2013.					☐	☐	☐
NOTE: In their discretion, the proxy holders may vote on such other matters as may properly come before the Annual Meeting, or any adjournment thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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VERA BRADLEY, INC Annual Meeting of Shareholders Thursday May 24, 2012 11:00 AM EDT 11222 Stonebridge Road Roanoke, Indiana 46783

The undersigned hereby appoints Michael C. Ray, Jeffrey A. Blade and Anastacia S. Knapper, or any of them, as true and lawful agents and proxies with full power of substitution in each, to attend and represent the undersigned on all matters to come before the Annual Meeting of Shareholders and to vote as designated on the reverse side, all the common shares of Vera Bradley, Inc., held of record by the undersigned on April 11, 2012, during or at any adjournment or postponement of the Annual Meeting of Shareholders to be held at 11:00 A.M., EDT at the Company’s offices at 11222 Stonebridge Road, Roanoke, Indiana 46783 on Thursday, May 24, 2012. I hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting.

This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR” Proposals 1 and 2, and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

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